Reed’s, Inc. Announces Fourth Quarter and Full Year 2017 Financial Results and

Receives Letter of Intent Related to Sale of Beverage Facility

Fourth quarter net sales increased 5.7% to $9.7 million

Core Brand gross sales increased 6% per case with improvement in COGS per case

Significant progress achieved on transformation initiatives, including receipt of letter of intent related to the sale of Los Angeles production facility and private label business

Strong initial retailer response to upcoming launch of Virgil’s Zero Sugar line

LOS ANGELES, March 28, 2017 (GLOBE NEWSWIRE) — Reed’s Inc. (NYSE American:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal fourth quarter and full year 2017 ended December 31, 2017. Reed’s also announced today that it has received a letter of intent related to the sale of the Company’s Los Angeles beverage manufacturing facility.

Financial Highlights for the Fourth Quarter of 2017

●	Net Sales were $9.7 million, a 5.7% increase over the prior year, reversing sales declines in the first three quarters of 2017; core brand gross sales increased 6.0% per case for the quarter;

●	Gross margin was 21.3%, a 380 basis point improvement compared to the prior year and up 410 basis points from the average in the first nine months of 2017;

●	Operating loss of $6.1 million included a $3.9 million non-cash impairment associated with the planned sale of the beverage manufacturing facility. The fourth quarter operating loss compared to a $1.7 million operating loss in the prior year period;

●	Net loss of $10.9 million or $0.70 per share included the $3.9 million non-cash impairment and a $3.6 million non-cash charge for extinguishment of debt, associated with a change in terms of the Company’s convertible note. The fourth quarter net loss compared to a net loss of $2.4 million or $0.17 per share in the fourth quarter of 2016.

●	Modified EBITDA was a loss of $1.2 million compared to a loss of $1.0 million in the prior year.

Management Commentary

“We made good progress on our transformation and value creation plan during the fourth quarter and are pleased to announce the receipt of a letter of intent related to the sale of the beverage manufacturing facility,” stated Val Stalowir CEO of Reed’s, Inc. “We completed a successful rights offering in late December, raising $12.8 million, net, that allows us to reduce leverage and financing costs and will provide the capital to support our initiatives. The process to enhance margins through improved sourcing, logistics and manufacturing alternatives is well underway, highlighted by our recent strategic partnership with Owen-Illinois as well as today’s announcement regarding the planned sale of our manufacturing facility. The transformation to an asset-light sales and marketing model with improved purchasing and logistics should favorably impact margins and our profit profile. Last year’s SKU rationalization has enhanced our focus on our core brands, simplified our sales and marketing process and should also improve margins. During the fourth quarter, we generated both higher revenue per case and lower costs of goods sold per case on our core brands as a result of pricing actions, our enhanced focus on our core brands and our new vendor partnerships.”

“The upcoming launch of Virgil’s brand refresh and Zero Sugar line has been well received by the trade, is the next market leading innovation that will support our growth goals and enhance our leadership position in the all-natural craft soda category. We expect to launch a similar brand refresh and Zero Sugar line for the Reed’s brand later this year. We will continue to execute against our transformation plan and look forward to expected improvements to our financial performance as the year progresses.” Stalowir concluded.

Financial Overview for the Fourth Quarter of 2017 Compared to the Fourth Quarter of 2016

During the fourth quarter of 2017, net sales increased $0.5 million or 5.7% to $9.7 million compared to the same period in 2016, primarily driven by a 6.0% increase in core brand gross sales per case.

Gross profit during the fourth quarter of 2017 increased 28.9% to $2.1 million compared to the same period in 2016. Gross margin was 21.3% of net sales during the fourth quarter of 2017 compared to 17.5% of net sales in the same period in 2016, and up from an average of 17.2% during the first nine months of 2017. The 410 basis point improvement in gross margin as a percentage of revenue compared to the first 9 months of 2017 was primarily driven by the benefits of SKU rationalization and the price increase taken during the third quarter.

Delivery and handling costs increased 11.4% to $1.2 million during the fourth quarter of 2017 primarily driven by exit costs due to warehouse rationalization. Selling and marketing costs decreased 14.3% to $0.7 million during the fourth quarter of 2017 due to a reduction in staff and lower sales support expenses. General and administrative expenses increased to $6.3 million during the fourth quarter of 2017 from $1.2 million in the prior year period. Not including non-cash impairments, general and administrative expense increased $1.2 million to $2.4 million in the fourth quarter of 2017 due to increased share based compensation associated with the restructuring of the Board of Directors of $0.8 million, bad debt expense of $0.2 million associated with an exit from a co-packer and other incremental expenses in support services, insurance and labor. During the fourth quarter of 2017, the Company also recognized a $3.9 million non-cash impairment associated with the planned sale of its beverage manufacturing facility.

Operating loss increased to $6.1 million during the fourth quarter of 2017 from $1.7 million in the prior year period. The increase in operating loss primarily reflected the non-cash impairment, as well as the higher operating costs, each noted above, partially offset by an increase in gross profit.

Interest expense and other financing costs, net, increased to $4.8 million in the fourth quarter of 2017 from $0.7 million during the fourth quarter of 2016. The increase was primarily driven by a non-cash charge of $3.6 million for extinguishment of debt associated with a change in terms of the Company’s convertible note.

Net loss increased to $10.9 million, or $0.70 per share in the fourth quarter of 2017, from a loss of $2.4 million, or $0.17 per share in the fourth quarter of 2016.

Modified EBITDA was a loss of $1.2 million in the fourth quarter 2017 compared to a loss of $1.0 million in the prior year period.

Financial Overview for the Full Year of 2017 Compared to the Full Year of 2016

During the full year 2017, net sales decreased $4.8 million or 11.2% to $37.7 million compared to the same period in 2016. Gross sales per case of core brands increased 3.2% for the entire year.

Gross profit during the full year 2017 decreased 23.3% compared to 2016 to $6.9 million. Gross margin was 18.3% of sales during for the full year 2017 compared to 21.1% in 2016. The decline in overall margin was primarily due to lower revenues and higher idle plant costs.

Delivery and handling costs increased 1.0% to $3.9 million during 2017 primarily due to an increase in freight costs that were partially offset by a reduction in warehouse rental expenses. Selling and marketing costs decreased 18.4% to $3.0 million during 2017 due to a reduction in staff, lower trade show related expenses and lower sales support expenses. General and administrative expenses increased to $11.7 million during 2017 from $4.4 million in the prior year. Not including non-cash impairments, general and administrative expenses increased $1.7 million to $5.8 million in 2017 largely due to higher share based compensation associated with the restructuring of the Board of Directors and higher support service costs, including costs indirectly related to the rights offering completed in December 2017. During 2017, the Company also recognized non-cash impairment costs of $5.9 million related to the planned sale of its beverage manufacturing facility and for equipment that was not being utilized for the originally intended purposes. During 2016, the Company recognized $0.3 million of impairment costs.

Operating loss increased to $11.7 million during 2017 from $3.1 million in the prior year. The increase in operating loss primarily reflected the increase in non-cash impairment costs, as well as lower gross profit, higher general and administrative expenses, partially offset by lower selling and marketing costs.

Interest expense and other financing costs, net, increased to $6.6 million during 2017 from $2.0 million during the full year 2016. The increase was primarily driven by higher interest charges related to distinct financing transactions including financing costs and warrant modifications of $4.0 million, offset by a benefit from a change in fair value of warrant liability of $3.3 million, and a charge of $3.6 million for extinguishment of debt, associated with a change in terms of the Company’s convertible note.

Net loss increased to $18.4 million, or $1.24 per share for the full year 2017, from a loss of $5.0 million, or $0.37 per share for the full year 2016.

Modified EBITDA was a loss of $4.1 million for the full year 2017 as compared to a loss of $1.3 million in the prior year period.

Liquidity and Cash Flow

During the fourth quarter, the Company generated $1.3 million of cash from operations compared to $0.9 million of cash used in operations in the prior year period. As of December 31, 2017, the Company had cash and equivalents of $12.1 million and total debt and long-term financing obligations of $15.4 million. On December 28, 2017, the Company completed an equity capital raise in the form of a rights offering, raising net proceeds of $12.8 million. The Company intends to utilize the capital to reduce payables and debt, and is evaluating alternative financing arrangements with the intention of substantially lowering borrowing costs as a result of the Company’s improved financial position and liquidity.

Fourth Quarter and Full Year 2017 Earnings Call Details

The Company will conduct a conference call at 4:30 pm eastern time today, March 28, 2018 to discuss its 2017 fourth quarter and full year 2017 results. To participate in the call, please dial 1-(800) 954-0695 (U.S.); or 1-(212) 271-4651 (International). Please dial in at least five minutes before the start of the conference call. A replay of the conference call will be available the following day on the Company’s website by logging on via the “Investors” section at www.reedsinc.com.

About Reed’s, Inc.

Established in 1989, Reed’s has sold over 500 million bottles of its category leading natural, handcrafted beverages. Reed’s is America’s #1 selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s #1 selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 30,000 retail doors across the natural, specialty, grocery, drug, club and mass channels nationwide. Reed’s Ginger Beers are unique to the category because of the proprietary process of hand brewing its award-winning products using fresh organic ginger combined with natural spices and fruit juices. Reed’s Ginger Beers come in three levels of increasing ginger intensity that deliver a delicious and powerful ginger bite and burn that only comes from fresh ginger root. The Company uses this same handcrafted approach and dedication to the highest quality ingredients in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information about Reed’s, please visit the Company’s website at: http://www.reedsinc.com or call 800-99-REEDS.

Follow Reed’s on Twitter at http://twitter.com/reedsgingerbrew

Reed’s Facebook Fan Page at https://www.facebook.com/reedsgingerbrew

Contacts:

Investor Relations

Scott Van Winkle, ICR

(617) 956-6736

Email: scott.vanwinkle@icrinc.com

or

Email: ir@reedsinc.com

www.reedsinc.com

REED’S INC.

STATEMENT OF OPERATIONS

For the fourth quarter and years ended December 31, 2017 and 2016

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net Sales	$9,668,000	$9,146,000	$37,714,000	$42,472,000
Cost of goods sold	7,605,000	7,545,000	30,821,000	33,490,000
Gross profit	2,063,000	1,601,000	6,893,000	8,982,000

Operating expenses:
Delivery and handling expense	1,211,000	1,087,000	3,942,000	3,902,000
Selling and marketing expense	677,000	790,000	3,021,000	3,701,000
General and administrative expense	2,352,000	1,201,000	5,754,000	4,208,000
Impairment of assets	3,925,000	-	5,925,000	224,000
Total operating expenses	8,165,000	3,308,000	18,642,000	12,041,000

Loss from operations	(6,102,000)	(1,701,000)	(11,749,000)	(3,053,000)

Interest expense and other financing related costs, net	(4,814,000)	(717,000)	(6,624,000)	(1,956,000)
Net loss	(10,916,000)	(2,418,000)	(18,373,000)	(5,009,000)

Preferred Stock Dividends	-	-	(5,000)	(5,000)
Net loss attributable to common stockholders	$(10,916,000)	$(2,418,000)	$(18,378,000)	$(5,014,000)

Loss per share – basic and diluted	$(0.70)	$(0.17)	$(1.24)	$(0.37)
Weighted average number of shares outstanding – basic and diluted	15,700,000	13,967,051	14,775,828	13,619,930

REED’S INC.

BALANCE SHEETS

December 31, 2017 and 2016

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash	$12,127,000	$451,000
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $601,000 and $256,000, respectively	2,691,000	2,485,000
Inventory, net of reserve for obsolescence of $509,000 and $115,000, respectively	5,931,000	6,885,000
Prepaid expenses and other current assets	199,000	500,000
Total Current Assets	20,948,000	10,321,000

Property and equipment, net of accumulated depreciation of $7,414,000 and $4,863,000, respectively	353,000	7,726,000
Equipment held for sale, net	2,370,000	-
Intangible assets	805,000	805,000
Total assets	$24,476,000	$18,852,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$7,480,000	$5,959,000
Accrued expenses	220,000	215,000
Advances from officers	277,000	-
Line of credit	3,301,000	4,384,000
Current portion of capital leases payable	198,000	183,000
Current portion of long term financing obligation	222,000	190,000
Current portion of bank notes	6,947,000	953,000
Total current liabilities	18,645,000	11,884,000

Capital leases payable, less current portion	236,000	438,000
Long term financing obligation, less current portion, net of discount of $714,000 and $825,000, respectively	1,250,000	1,363,000
Bank notes	-	5,919,000
Convertible note	3,690,000	-
Warrant liability	36,000	775,000
Other long term liabilities	111,000	130,000
Total Liabilities	23,968,000	20,509,000

Stockholders’ equity (deficit):
Series A Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94,000	94,000
Common stock, $.0001 par value, 40,000,000 shares authorized, 24,619,591 and 13,982,230 shares issued and outstanding, respectively	2,000	1,000
Common stock issuable, 400,000 shares payable	680,000	-
Additional paid in capital	49,833,000	29,971,000
Accumulated deficit	(50,101,000)	(31,723,000)
Total stockholders’ equity (deficit)	508,000	(1,657,000)
Total liabilities and stockholders’ equity (deficit)	$24,476,000	$18,852,000

REED’S INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2017 and 2016

	Twelve Months Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(18,373,000)	$(5,009,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	551,000	387,000
Amortization of debt discount	1,379,000	255,000
Fair value of vested stock options issued to employees	276,000	658,000
Common stock payable to the Board	680,000	-
Fair value of common stock issued for services	99,000	15,000
Fair value of warrants issued as financing costs	908,000	-
Cost of the modifications of warrants	1,868,000	-
(Decrease) increase in allowance for doubtful accounts	345,000	(100,000)
Increase in inventory reserve	394,000
Increase in reserve for impairment of assets	5,925,000	484,000
Change in fair value of warrant liability	(3,275,000)	232,000
Loss on extinguishment of debt	3,632,000	-
Loss on sale of equipment	63,000	-
Accrued interest on convertible note	290,000	-
Changes in operating assets and liabilities:
Accounts receivable	(551,000)	509,000
Inventory	560,000	1,089,000
Prepaid expenses and other assets	301,000	269,000
Accounts payable	1,521,000	(1,499,000)
Accrued expenses	34,000	17,000
Other long term liabilities	(49,000)	160,000
Net cash used in operating activities	(3,422,000)	(2,533,000)
Cash flows from investing activities:
Purchase of property and equipment	(813,000)	(410,000)
Net cash used in investing activities	(813,000)	(410,000)
Cash flows from financing activities:
Advances from officers, net	277,000	-
Proceeds from warrant exercises	1,650,000	116,000
Principal payments on capital expansion loan	(725,000)	(375,000)
Proceeds from sale of common stock	13,087,000	2,230,000
Proceeds from the issuance of convertible note	3,083,000	-
Principal repayments on long term financial obligation	(191,000)	(160,000)
Principal repayments on capital lease payable	(187,000)	(174,000)
Net repayments on line of credit	(1,083,000)	(59,000)
Net cash provided by financing activities	15,911,000	1,578,000

REED’S INC.

STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2017 and 2016

	Twelve Months Ended December 31,
	2017	2016
Net increase (decrease) in cash	11,676,000	(1,365,000)
Cash at beginning of period	451,000	1,816,000
Cash at end of period	$12,127,000	$451,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,806,000	$1,746,000
Non Cash Investing and Financing Activities
Property and equipment acquired through capital expansion loan	$723,000	$2,442,000
Property and equipment acquired through capital lease obligations	-	$152,000
Re-class of property to equipment held for sale	$4,370,000	-
Fair value of note discount issued as a derivative	$3,083,000	$91,000
Fair value of warrants granted as debt discount	-	$91,000
Dividends payable in common stock	$5,000	$5,000
Extinguishment of warrant liability	$2,634,000	-
Premium related to the issuance of convertible note	$1,423,000	-

REED’S INC.

NON-GAAP FINANCIAL MEASURE

EBITDA RECONCILIATION

Modified EBITDA is used as a supplemental measure of the Company’s performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. The Company defines Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, impairments and changes in fair value of warrant expenses. Set forth below is a reconciliation of Modified EBITDA to net income (loss) for the three and twelve month periods ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net loss	$(10,916,000)	$(2,447,000)	$(18,373,000)	$(5,009,000)

Modified EBITDA adjustments:
Depreciation and amortization	180,000	(52,000)	739,000	642,000
Interest expense	571,000	515,000	2,097,000	1,724,000
Stock option and warrant compensation	757,000	224,000	1,055,000	673,000
Impairment expenses	3,925,000	484,000	5,925,000	484,000
Convertible note and warrant activity	4,244,000	232,000	4,426,000	232,000
Total EBITDA adjustments	$9,677,000	$1,403,000	$14,242,000	$3,755,000

Modified EBITDA	$(1,239,000)	$(1,044,000)	$(4,131,000)	$(1,254,000)